EXHIBIT 99.1

For Immediate Release

PARLUX ANNOUNCES RESULTS

FOR THE QUARTER ENDED JUNE 30, 2008

FORT LAUDERDALE, FLORIDA August 7, 2008. Parlux Fragrances, Inc. (NASDAQ:PARL) announced today its results for the three months ended June 30, 2008. Net sales were $23,304,180, compared to $31,380,468 in the same period of the prior year, a decrease of 26%. The decline in sales was due to the inability to fill customer orders timely as increased demand for certain key products exceeded forecasted production. Additionally, unanticipated delays in obtaining critical components, particularly plastics and glass, restricted our production capabilities, further delaying shipments. Net loss was $4,882,831, or ($0.24) per share, compared to a loss of $97,628 in the same period of the prior year. The higher loss was due to a combination of the lower sales, due to the inventory shortages, and increased spending to support growth and sell-through, particularly in the U.S. department store market segment.

Mr. Neil J. Katz, Chairman and CEO, noted that, "Our shortfall in sales this quarter was due to our inability to ship approximately $8 million in orders due to unavailable inventory. We had strategically reduced inventory levels during our last fiscal year expecting that our suppliers could timely replenish components, which they were not able to do.  This problem was compounded by our strong sales performance in our fourth quarter of fiscal 2008 for certain key products. We, however, expect to recover the sales shortfall over the next quarter." Mr. Katz added, "Our sales shortfall is not an indication of the demand for our products and U.S. department store retail sell-through, which remains strong and far ahead of last fiscal year despite the difficult retail environment. Our promotional spending during the first quarter increased sell-through of our Paris Hilton and GUESS? brands, which we believe will result in higher orders for the important upcoming holiday season. The inventory shortage will not affect the initial orders for Jessica Simpson’s “Fancy”, which recently commenced shipping, nor for our new Paris Hilton fragrance “Fairy Dust” which will ship in September." Mr. Katz concluded, "In spite of our first quarter production difficulties, it is our expectation that sales for the current quarter and sales and profit for the full fiscal year will significantly exceed those of the prior year comparable periods.”

Conference Call

Due to shareholder interest, the Company will host a conference call on Friday, August 8, 2008 at 9:00 a.m. (EDT) to discuss the Company’s quarterly results and to provide additional outlook on the next quarter. To participate, please call: Participant Toll Free: 866-542-4239 or Participant International: 416-641-6107. A replay of the conference call will also be available from Friday, August 8, 2008, after 12:00 p.m., until midnight Friday, August 22, 2008. To access the rebroadcast, Digital Replay Toll Free: 800-408-3053 or Digital Replay International: 416-695-5800 (Digital Pin: 3266744).

About Parlux

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products.  It holds licenses for Paris Hilton, Jessica Simpson, GUESS?, Nicole Miller, Natori, Queen Latifah, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux’ ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions and continued compliance with the covenants in our credit facility. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

 Parlux Fragrances, Inc. (954) 316-9008

CONTACT:   Neil J. Katz, Ext. 8116

 Raymond J. Balsys, Ext. 8106

Web site:

 http://www.parlux.com

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PARLUX FRAGRANCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,
	2008	2007
Net sales:
Unrelated customers	$21,471,294	$12,568,507
Related parties	1,832,886	18,811,961
	23,304,180	31,380,468
Cost of goods sold:
Unrelated customers	11,157,230	5,865,105
Related parties	543,038	9,544,581
	11,700,268	15,409,686
Operating expenses:
Advertising and promotional	9,642,900	7,000,320
Selling and distribution	4,130,076	2,578,050
Royalties	2,626,485	2,712,341
General and administrative	2,559,499	2,705,189
Depreciation and amortization	625,691	606,903

Total operating expenses	19,584,651	15,602,803

Operating (loss) income from continuing operations	(7,980,739)	367,979

Interest income (expense), net	108,213	(446,669)
Foreign exchange loss	(3,008)	(1,332)

Loss from continuing operations before income taxes	(7,875,534)	(80,022)

Income tax benefit	2,992,703	30,409

Loss from continuing operations	(4,882,831)	(49,613)

Discontinued operations:

Loss from operations of Perry Ellis fragrance brand	—	(77,443)
Income tax benefit related to Perry Ellis brand	—	29,428

Loss from discontinued operations	—	(48,015)

Net loss	$(4,882,831)	$(97,628)

Diluted loss per common share:
Continuing operations	$(0.24)	$(0.00)
Discontinued operations	$(0.00)	$(0.00)
Total	$(0.24)	$(0.00)

Weighted average diluted shares outstanding	20,638,154	18,108,154

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